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EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS FROM CONTINUING OPERATIONS
TO FIXED CHARGES OF CONTINUING OPERATIONS

CONSOLIDATED

Twelve Months Ended December 31, 1993
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
1. Income from continuing operations before cumulative effect of change in accounting principle and income taxes.................... $487,581
                                                                       ========

2. Fixed charges of continuing operations:

   A. Interest expense (excluding interest on deposits),
      amortization of debt issuance costs and one-third of rental expenses, net of income from subleases.......................... $144,999

   B. Interest on deposits............................................  266,597
                                                                       --------

   C. Total fixed charges (line 2A + line 2B)......................... $411,596
                                                                       ========

3. Income from continuing operations before cumulative effect of change in accounting principle and income taxes, plus total fixed charges of continuing operations:

   A. Excluding interest on deposits (line 1 + line 2A)............... $632,580
                                                                       ========

   B. Including interest on deposits (line 1 + line 2C)............... $899,177
                                                                       ========

4. Ratio of earnings (as defined) to fixed charges:

 A. Excluding interest on deposits (line 3A/line 2A)..................     4.36x
                                                                           ====

 B. Including interest on deposits (line 3B/line 2C)..................     2.18x
                                                                           ====
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